Exhibit 99.1

FOR IMMEDIATE RELEASE

CDK Global, Inc., Formerly ADP Dealer Services, Begins Trading as an

Independent Company

CDK lists on the Nasdaq

Hoffman Estates, IL – October 1, 2014 – CDK Global, Inc. (Nasdaq:CDK) was officially spun off from Automatic Data Processing, Inc. (Nasdaq:ADP) on Tuesday, September 30, 2014. The newly independent company begins trading as a member of the S&P MidCap 400 Index.

“This is a monumental day in our history and marks the next step of our journey,” said Steve Anenen, President and CEO of CDK Global. “There are many driving forces impacting this industry – consumers expecting an improved buying and service experience, and dealerships and manufacturers who see the value of innovative technology to improve productivity and profitability. As the global technology partner of choice, we are well positioned to provide ‘mission critical’ digital marketing and retail technology services to move this industry faster forward.”

As a result of the spinoff, ADP shareholders received one share of CDK Global stock for every three shares of stock they held in ADP on September 24, 2014. Approximately 160.6 million shares of CDK Global stock were distributed on September 30, 2014 to ADP shareholders.

About CDK Global

With nearly $2 billion in revenues and more than 40 years of experience, CDK GlobalTM is the largest global provider of integrated information technology and digital marketing solutions to the automotive retail industry and adjacencies. CDK Global provides solutions in more than 100 countries around the world, serving more than 26,000 retail locations and most automotive manufacturers. CDK Global’s solutions automate and integrate critical workflow processes from pre-sale targeted advertising and marketing campaigns to the sale, financing, insurance, parts supply, repair and maintenance of vehicles, with an increasing focus on utilizing data analytics and predictive intelligence. Visit cdkglobal.com.

Forward-Looking Statements

This document and other written or oral statements made from time to time by CDK Global may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK Global’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in overall market and economic conditions, technology trends, and auto sales and advertising trends; competitive conditions; changes in regulations; changes in technology; availability of skilled technical personnel and the impact of new acquisitions and divestitures. CDK Global disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. Risk Factors” in our Registration Statement on Form 10 for the fiscal year ended June 30, 2014, should be considered in evaluating any forward-looking statements contained herein.

Investor Relations Contacts:

Elena Rosellen

847.397.1700

elena.rosellen@cdk.com

Jennifer Gaumond

847.485.4424

jennifer.gaumond@cdk.com

Media Contact:

Michelle Benko

847.485.4389

michelle.benko@cdk.com

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